Exhibit 4.23

4 April 2001

BY FACSIMILE AND POST

GeoLogistics Limited
Royal Court
81 Tweedy Road
Bromley
Kent BR1 1TW

Facsimile no.      020 8626 6855

Dear Sirs

We refer to:

(A)          the facility agreement dated 31 March 2000 between GeoLogistics Limited (the “Company”) and ourselves (as supplemented and amended from time to time, the “Facility Agreement”);

(B)           the Guarantee and Indemnity dated 31 March 2000 between GeoLogistics Corporation (the “Guarantor”), a Delaware corporation, and ourselves (the “Guarantee”); and

(C)           the third amendment to loan and security agreement dated as of 3 April 2001 (the “US Amendment Agreement”) between Congress as Lender and Berkins Worldwide Solutions, Inc and others as Borrowers (amongst other things) making certain amendments to the Loan Agreement.

Save as otherwise defined in this letter, terms defined in the Facility Agreement have the same meaning when used in this letter.

We write to confirm the agreement reached between us that, subject to the terms of this letter, on and from the Effective Date (as defined below) the matters and circumstances waived as Events of Default (as defined in the Loan Agreement) by Congress pursuant to Sections 2(c) and 2(d) of the US Amendment Agreement shall also (subject to the proviso to Section 2(c) of the US Amendment Agreement) be deemed to be waived as Events of Default under the Facility Agreement.

The Effective Date shall be the date on which we have received a copy of this letter countersigned on behalf of the Company and the Guarantor.

Save as set out above, nothing in this letter shall be deemed to be an amendment to the terms of any Finance Document or a waiver or consent by Burdale to any breach or potential breach (present or future) of any provision of the Finance Documents or any waiver of a Default or Event of Default (howsoever described).

53 Queen Anne Street, London W1G 9HP
t. 020 7935 1115 f. 020 7486 3513 w. www.burdale.co.uk
Offices also in Manchester and Birmingham
Reg. No.2656007 Incorporated in England and Wales

affiliated to CONGRESS FINANCIAL CORPORATION, A FIRST UNION company

This letter is a Finance Document and shall be governed by English law.

Yours faithfully

/s/ [ILLEGIBLE]
For and on behalf of
BURDALE FINANCIAL LIMITED
Accepted and agreed:

GEOLOGISTICS LIMITED

By:	/s/ George Papageorghiou

We hereby agree (with such agreement taking effect as a deed) that the guarantee and indemnity given by us remain in full force and effect and extend to guarantee the obligations of the Company to you under the Finance Documents notwithstanding the waiver contained in this letter.

Executed as a deed by
GEOLOGISTICS CORPORATION

By:	/s/ R Jackson

Name:	R Jackson

Title:	VP & General Counsel